Exhibit (l)

[Letterhead of Eversheds Sutherland (US) LLP]

September 27, 2018

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

Re:	Saratoga Investment Corp.
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Saratoga Investment Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on August 30, 2018 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $350,000,000 in aggregate offering amount of the following securities (the “Securities”):

(i)

shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including Common Stock to be issuable upon exercise of the Subscription Rights and/or the Warrants (as such terms are defined below) (the “Common Shares”);

(ii)	shares of preferred stock of the Company, par value $0.001 per share (“Preferred Stock”), including Preferred Stock to be issuable upon exercise of the Warrants (the “Preferred Shares”);

(iii)	subscription rights to purchase Common Stock (“Subscription Rights”);

(iv)	debt securities, including debt securities to be issuable upon exercise of the Warrants (“Debt Securities”); and

(v)	warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”).

The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements (each, a “Prospectus Supplement”) to the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).

The Debt Securities are to be issued in one or more series pursuant to an indenture, dated as of May 10, 2013 (the “Base Indenture”), entered into by and between the Company and U.S. Bank National Association as trustee (the “Trustee”) and any supplemental indenture (each, a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), as may be agreed from time to time between the Company and the Trustee. The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by and between the Company and the purchasers thereof or a warrant agent to be identified in the applicable Warrant Agreement (the “Warrant Agent”). The Subscription Rights are to be issued from time to time pursuant to one or more subscription rights agreements (each, a “Subscription Rights Agreement”) to be entered into by and between the Company and the purchasers thereof or a rights agent to be identified in the applicable Subscription Rights Agreement.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)

The Articles of Incorporation of the Company, as amended by the Articles of Amendment thereto (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(iii)	The Base Indenture;

(iv)	A Certificate of Good Standing with respect to the Company issued by the SDAT (the “Certificate of Good Standing”); and

(v)

The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization of the issuance, offer and sale of the Securities pursuant to the Registration Statement, and (c) the authorization, execution, and delivery of the Base Indenture, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”).

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company, (vii) that the Warrant Agreements and the Subscription Rights Agreements will be governed by the laws of the State of New York, and (viii) that the Indenture, the Warrant Agreements, and the Subscription Rights Agreements will be valid and legally binding obligations of the parties thereto (other than the Company).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Company. We also have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion). We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the Maryland General Corporation Law (the “MGCL”) and as to the Debt Securities, the Warrants, and the Subscription Rights constituting valid and legally binding obligations of the Company, the laws of the State of New York, in each case, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Securities pursuant to the Registration Statement.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Our opinions expressed in opinion paragraphs 3, 4 and 5 are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and (iii) federal or state securities laws or principles of public policy that may limit enforcement of rights to indemnity and contribution.

Based on and subject to the foregoing, and subject to the assumptions, limitations and other matters set forth in this opinion letter, we are of the opinion that:

1.    Assuming that (i) the issuance, offer and sale of the Common Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Common Shares to be issued, offered and sold, will have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Charter, the Bylaws and the Resolutions, (ii) the Common Shares will have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Common Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, and (v) in the case of Common Shares upon the exercise of the Warrants or upon the exercise of the Subscription Rights, the assumptions stated in opinion paragraphs 4 and 5 below remain true and correct, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.    Assuming that (i) the issuance, offer and sale of the Preferred Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Preferred Shares to be issued, offered and sold, will have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Charter, the Bylaws and the Resolutions, (ii) the Preferred Shares will have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Preferred Shares, the total number of shares of Preferred Stock issued and outstanding will not exceed the total number of shares of Preferred Stock that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, (v) in the case of Preferred Shares issuable upon the exercise of the Warrants, the assumptions stated in opinion paragraph 4 below remain true and correct and (vi) prior to the issuance of a series of Preferred Stock, an appropriate articles supplementary relating to such series of Preferred Stock will have been duly authorized by the Company and filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland, the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable.

3.    Assuming that (i) each Supplemental Indenture relating to the Debt Securities will have been duly authorized, executed and delivered by each of the Company and the Trustee in accordance with the terms of the Indenture, (ii) the issuance, offer and sale of the Debt Securities from time to time and the final terms and conditions of the Debt Securities to be so issued, offered and sold, including those relating to price and amount of Debt Securities to be issued, offered and sold, (a) will have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the Indenture, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iii) the Debt Securities will have been (a) duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof; (iv) the Debt Securities do not include any provision that is unenforceable against the Company; (v) at the time of issuance of the Debt Securities, after giving effect to such issuance of the Debt Securities, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended, giving effect to Section 61(a)(1) thereof; and (vi) in the case of Debt Securities issuable upon the exercise of warrants, the assumptions stated in opinion paragraph 4 below remain true and correct, the Debt Securities will constitute valid and legally binding obligations of the Company.

4.     Assuming that (i) the Warrant Agreements will have been duly authorized, executed and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph 4, (ii) the issuance, offer and sale of Warrants from time to time and the final terms and conditions of the Warrants to be so issued, offered and sold, including those relating to price and amount of the Warrants to be issued, offered and sold, (a) will have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Warrant Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Warrants will have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Warrant Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company.

5.    Assuming that (i) the Subscription Rights Agreements will have been duly authorized, executed and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph 5, (ii) the issuance, offer and sale of the Subscription Rights from time to time and the final terms and conditions of the Subscription Rights to be so issued, offered and sold, including those relating to price and amount of Subscription Rights to be issued, offered and sold, (a) will have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Subscription Rights Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Subscription Rights will have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Subscription Rights Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Subscription Rights will constitute valid and legally binding obligations of the Company.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP

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